   UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 24, 2012

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

Commission File Number 1-13082

New York

13-3131650

(State or other jurisdiction of

I.R.S. Employer

incorporation)

Identification Number)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously disclosed on February 24, 2012, Kenneth D. Cole has made a non-binding proposal to the board of directors of Kenneth Cole Productions, Inc. (the “Company”) to acquire all of the Company’s outstanding Class A Common Stock that he does not currently directly or indirectly own.  The board of directors continues to caution the Company’s shareholders and others considering trading in its securities that no decision has been made with respect to the Company’s response to the proposal.  There can be no assurance that any definitive offer will be made, that any agreement will be executed or that the transaction contemplated in the proposal or any other transaction will be approved or consummated.

In the event that an agreement is reached for a transaction with Mr. Cole, the Company expects that a meeting of the shareholders would be held to allow the shareholders the opportunity to vote on such transaction. Therefore, in order to lessen the possibility of disruption and demands on management time associated with holding an annual meeting and a separate special meeting if such an agreement is reached, the board of directors has determined that it is in the best interests of the Company to delay scheduling the annual meeting until such time that there is more clarity as to whether a shareholder vote on a potential transaction will be required in the near future.  Therefore, effective May 24, 2012, the board of directors has amended the bylaws of the Company by replacing Section 1.1 in its entirety with the following:

“1.1 Annual Meeting.  The annual meeting of shareholders shall be held on the date and at the time designated by the board of directors (the “Board”) and shall be held at the corporation’s principal office or another place designated by the Board.”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

3.04 Amended and Restated By-laws of Kenneth Cole Productions, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated:  May 24, 2012

By:     /s/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

(Principal Financial and Accounting Officer)

Exhibit Index

Description

Exhibit No.  3.04

Amended and Restated By-laws of Kenneth Cole Productions, Inc.